Exhibit 99.1

Deluxe Corporation P.O. Box 64235 St. Paul, MN 55164-0235 (651) 483-7111
January 28, 2016

DELUXE REPORTS FOURTH QUARTER 2015 FINANCIAL RESULTS
Revenue Increases 3.3% over last year
Diluted EPS $1.20; Adjusted EPS of $1.26 increases 5.9% -- exceeds high end of outlook
Provides 2016 Outlook; projects growing revenue, EPS and cash flow
Declares regular quarterly dividend

St. Paul, Minn. – January 28, 2016 – Deluxe Corporation (NYSE: DLX), a leader in providing small businesses and financial institutions with products and services to drive customer revenue, announced its financial results for the fourth quarter ended December 31, 2015. Key financial highlights include:

	Q4 2015	Q4 2014	% Change
Revenue	$463.5 million	$448.5 million	3.3%
Net Income	$59.7 million	$58.0 million	2.9%
Diluted EPS – GAAP	$1.20	$1.16	3.4%
Adjusted Diluted EPS – Non-GAAP	$1.26	$1.19	5.9%

A reconciliation of earnings per share on a GAAP basis and adjusted earnings per share on a non-GAAP basis is provided after the Forward-Looking Statements.

Revenue was near the high-end of the range in the prior outlook and adjusted diluted EPS exceeded the high-end of the range in the prior outlook driven primarily by strong operating results in each of the three segments and a better than expected effective tax rate.

“Our team delivered another strong year of financial results - growing revenue for the sixth consecutive year and growing cash flow from operations for the seventh consecutive year” said Lee Schram, CEO of Deluxe. “Throughout 2015 we made substantial progress on our transformation and we further strengthened our marketing solutions and other services product offerings by aggressively expanding our focus and investments into the Financial Services segment where we added comprehensive data analytics and enhanced treasury management solutions and products. In addition, we added even more robust technologies for web-hosting customers and expanded our direct sales channels to expose more small businesses to our extensive assortment of marketing capabilities. Looking into 2016, we expect to continue our track record of growth in revenue, EPS and cash flow from operations and we expect that marketing solutions & other services will account for over one third of our total revenue.”

Fourth Quarter 2015 Highlights:

•
Revenue increased 3.3% year-over-year, primarily due to the Small Business Services segment which grew 3.3%, as well as the Financial Services segment which grew 7.3% and included the results of Datamyx LLC which was acquired in October 2015.

•	Revenue from marketing solutions and other services increased 12.3% year-over-year and accounted for 33.1% of consolidated revenue in the quarter.

•
Gross margin was 63.0% of revenue, flat compared to 63.1% in the fourth quarter of 2014. Unfavorable product revenue mix and increased delivery and material costs were offset by previous price increases, an increase in service margins and improvements in manufacturing productivity.

•
Selling, general and administrative (SG&A) expense increased 4.0% from last year primarily due to additional SG&A expense from acquisitions, but was partially offset by continued cost reduction initiatives in all segments. SG&A as a percent of revenue was 43.1% in the quarter compared to 42.8% last year.

•
Operating income increased 0.8% year-over-year and includes restructuring and transaction-related costs in both periods and a loss on the sale-leaseback of a facility in 2014. Adjusted operating income, which excludes these items, increased 2.8% year-over-year from higher revenue and continued cost reductions.

•
Diluted EPS increased 3.4% year-over-year. Excluding restructuring and transaction-related costs in both periods and the loss on sale-leaseback in 2014, adjusted diluted EPS increased 5.9% year-over-year driven by lower interest expense and stronger operating performance, partially offset by a higher effective income tax rate.

Segment Highlights
Small Business Services

•
Revenue was $303.7 million and increased 3.3% year-over-year due primarily to growth in marketing solutions and other services, and from a channel perspective, growth in the online, Safeguard® distributor, dealer and major account channels. Previous price increases also benefitted the quarter while unfavorable foreign exchange rates negatively impacted revenue growth by approximately 1.0 percentage point year-over-year.

•
Operating income increased 4.4% from last year to $54.4 million. Adjusted operating income, which excludes restructuring and transaction-related costs in both periods, increased 7.8% year-over-year due primarily to cost reductions, partly offset by product revenue mix and investments in revenue-generating initiatives.

Financial Services

•
Revenue was $120.3 million and increased 7.3% year-over-year. The increase in revenue was primarily due to growth in marketing solutions and other services, which includes Datamyx revenue of approximately $8 million, as well as the impact of previous price increases, partially offset by the secular decline in check usage.

•
Operating income decreased 9.3% from last year to $22.3 million. Adjusted operating income, which excludes restructuring and transaction-related costs in both periods, decreased 5.5% year-over-year and includes costs associated with the Datamyx acquisition and the impact of the secular decline in check usage, partially offset by previous price increases and the continued benefits of cost reductions.

Direct Checks

•
Revenue of $39.5 million declined 6.8% year-over-year due primarily to the secular decline in check usage and the elimination of marketing expenditures that no longer met the Company’s return criteria, partially offset by higher conversion rates from email marketing offers and an improved call center incentive plan.

•
Operating income increased 5.2% year-over-year to $14.1 million. Adjusted operating income, which excludes restructuring costs and a loss on sale-leaseback in 2014, decreased 0.7% year-over-year, due to lower order volume partly offset by lower costs and a higher mix of reorders.

Other Highlights

•
Cash provided by operating activities for 2015 was $307.9 million, an increase of $27.5 million compared to 2014, driven primarily by lower interest payments and improved operating performance, partially offset by higher income tax and performance-based compensation payments.

•	The Company repurchased an additional $13 million of common stock in open market transactions in the fourth quarter bringing the full year common stock repurchase amount to $60 million.

•	At the end of the fourth quarter, the company had $631 million of total debt outstanding.

•
On January 25, 2016, the Board of Directors of Deluxe Corporation declared a regular quarterly dividend of $0.30 per common share on all outstanding shares of the Company. The dividend will be payable on March 7, 2016 to all shareholders of record at the close of business on February 22, 2016.

Outlook

First Quarter 2016:	Current Outlook (1/28/2016)
Revenue	$448 to $456 million
Diluted EPS	$1.12 to $1.17

Full Year 2016:	Current Outlook (1/28/2016)
Revenue	$1.835 to $1.875 billion
Marketing Solutions & Other Services Revenue	$615 to $630 million
Diluted EPS – GAAP	$4.75 to $4.95
Operating Cash Flow	$315 to $330 million
Contract Acquisition Payments	approx. $15 million
Capital Expenditures	approx. $43 million
Depreciation and Amortization	approx. $87 million
Cost and Expense Reductions	approx. $50 million
Effective Tax Rate	approx. 33.8%

Earnings Call Information

•
A live conference call will be held today at 11:00 a.m. ET (10:00 a.m. CT) to review the financial results. Listeners can access the call by dialing 1-330-863-3277 (access code 8796068). A presentation also will be available via a simultaneous webcast on the investor relations website at www.deluxe.com/investor.

•	Alternatively, an audio replay of the call will be available on the investor relations website or by calling 1-404-537-3406 (access code 8796068).

Upcoming Management Presentations

•	February 29th & March 1 - J.P. Morgan High Yield & Leveraged Finance Conference in Miami

•	March 9 - Northland Capital Growth Conference in New York

•	March 23 - Telsey Advisory Group (TAG) Spring Consumer Conference in New York

About Deluxe Corporation
Deluxe is a growth engine for small businesses and financial institutions. 4.5 million small business customers utilize Deluxe's service and product solutions, including website development and hosting, email marketing, social media, search engine optimization and logo design, in addition to our industry-leading checks and forms offerings. Deluxe serves approximately 5,100 financial institutions with a diverse portfolio of financial technology solutions that enable them to grow revenue and manage their customers’ throughout their lifecycle, including our best-in-class check program solutions. Deluxe is also a leading provider of checks and accessories sold directly to consumers. For more information, visit us at www.deluxe.com, www.facebook.com/deluxecorp or www.twitter.com/deluxecorp.

Forward-Looking Statements
Statements made in this release concerning Deluxe, “the Company’s” or management’s intentions, expectations, outlook or predictions about future results or events are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements reflect management’s current expectations or beliefs, and are subject to risks and uncertainties that could cause actual results or events to vary from stated expectations, which variations could be material and adverse. Factors that could produce such a variation include, but are not limited to, the following: the impact that a deterioration or prolonged softness in the economy may have on demand for the Company’s products and services; the inherent unreliability of earnings, revenue and cash flow predictions due to numerous factors, many of which are beyond the Company’s control; declining demand for the Company’s check and check-related products and services due to increasing use of alternative payment methods; intense competition in the check printing business; continued consolidation of financial institutions and/or additional bank failures, thereby reducing the number of potential customers and referral sources and increasing downward pressure on the Company’s revenue and gross profit; risks that the Small Business Services segment strategies to increase its pace of new customer acquisition and average annual sales to existing customers, while at the same time maintaining its operating margins, are delayed or unsuccessful; risks that the Company’s recent acquisitions do not produce the anticipated results or revenue synergies; risks that the Company’s cost reduction initiatives will be delayed or unsuccessful; performance shortfalls by one or more of the Company’s major suppliers, licensors or service providers; unanticipated delays, costs and expenses in the development and marketing of products and services, including web services and financial technology solutions; the failure of such products and services to deliver the expected revenues and other financial targets; risks of unfavorable outcomes and the costs to defend litigation and other disputes; and the impact of governmental laws and regulations. The Company’s cash dividends are declared by the Board of Directors on a current basis and therefore may be subject to change. Our forward-looking statements speak only as of the time made, and we assume no obligation to publicly update any such statements. Additional information concerning these and other factors that could cause actual results and events to differ materially from the Company’s current expectations are contained in the Company’s Form 10-K for the year ended December 31, 2014.

Diluted EPS Reconciliation
The table below is provided to assist in understanding the comparability of the Company’s results of operations for 2015 and 2014. The Company’s management believes that adjusted diluted earnings per share (EPS) is a useful financial measure because certain items during 2015 and 2014 (loss on repurchases of debt, restructuring and transaction-related costs and asset impairment charges/loss on sale-leaseback) impact the comparability of reported net income. The presentation below is not intended as an alternative to results reported in accordance with generally accepted accounting principles (GAAP) in the United States of America. Instead, the Company believes that this information is a useful financial measure to be considered in addition to GAAP performance measures.

Adjusted EPS reconciles to reported EPS as follows:

	Actual
	Q4 2015	Q4 2014	Total Year 2015	Total Year 2014
Adjusted Diluted EPS	$1.26	$1.19	$4.59	$4.20
Loss on debt extinguishment	—	—	(0.12)	—
Restructuring-related costs	(0.04)	(0.01)	(0.08)	(0.12)
Transaction-related costs	(0.02)	(0.01)	(0.03)	(0.02)
Asset impairment charges/loss on sale-leaseback	—	(0.01)	—	(0.10)
Reported Diluted EPS	$1.20	$1.16	$4.36	$3.96

DELUXE CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF INCOME
(Dollars and shares in millions, except per share amounts)
(Unaudited)

	Quarter Ended December 31,
	2015		2014
Product revenue	$376.3		$370.1
Service revenue	87.2		78.4
Total revenue	463.5		448.5
Cost of products	(141.7)	(30.6%)	(138.0)	(30.8%)
Cost of services	(29.6)	(6.4%)	(27.3)	(6.1%)
Total cost of revenue	(171.3)	(37.0%)	(165.3)	(36.9%)
Gross profit	292.2	63.0%	283.2	63.1%
Selling, general and administrative expense	(199.7)	(43.1%)	(192.1)	(42.8%)
Net restructuring charges	(1.7)	(0.4%)	(0.3)	(0.1%)
Net loss on sale-leaseback of facility	—	—	(0.7)	(0.2%)
Operating income	90.8	19.6%	90.1	20.1%
Interest expense	(5.0)	(1.1%)	(7.8)	(1.7%)
Other income	0.7	0.2%	0.3	0.1%
Income before income taxes	86.5	18.7%	82.6	18.4%
Income tax provision	(26.8)	(5.8%)	(24.6)	(5.5%)
Net income	$59.7	12.9%	$58.0	12.9%

Weighted average dilutive shares outstanding	49.3		50.0
Diluted earnings per share	$1.20		$1.16

Capital expenditures	$13.7		$11.5
Depreciation and amortization expense	22.3		17.3
Number of employees-end of period	5,874		5,830

Non-GAAP financial measure - EBITDA(1)	$113.8		$107.7
Non-GAAP financial measure - Adjusted EBITDA(1)	118.1		110.1

(1) Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) and Adjusted EBITDA are not measures of financial performance under generally accepted accounting principles (GAAP) in the United States of America. We disclose EBITDA and Adjusted EBITDA because we believe they are useful in evaluating our operating performance compared to that of other companies in our industry, as the calculation eliminates the effects of long-term financing (i.e., interest expense), income taxes, the accounting effects of capital investments (i.e., depreciation and amortization) and in the case of Adjusted EBITDA, certain items (i.e., restructuring and related costs, transaction-related costs, asset impairment charges/loss on sale-leaseback and loss on debt retirements) which may vary for companies for reasons unrelated to overall operating performance. In our case, depreciation and amortization of intangibles and interest expense in the current year and in previous years have been impacted by acquisitions. Certain transactions in 2015 and 2014 also impacted the comparability of reported net income. We believe that measures of operating performance which exclude these impacts are helpful in analyzing our results. We also believe that an increasing EBITDA and Adjusted EBITDA depict increased ability to attract financing and an increase in the value of our business. We do not consider EBITDA and Adjusted EBITDA to be measures of cash flow, as they do not consider certain cash requirements such as interest, income taxes or debt service payments. We do not consider EBITDA or Adjusted EBITDA to be substitutes for operating income or net income. Instead, we believe that EBITDA and Adjusted EBITDA are useful performance measures which should be considered in addition to GAAP performance measures. EBITDA and Adjusted EBITDA are derived from net income as follows:

	Quarter Ended December 31,
	2015	2014
Adjusted EBITDA	$118.1	$110.1
Restructuring-related costs	(3.1)	(0.9)
Transaction-related costs	(1.2)	(0.8)
Loss on sale-leaseback	—	(0.7)
EBITDA	113.8	107.7
Income tax provision	(26.8)	(24.6)
Interest expense	(5.0)	(7.8)
Depreciation and amortization expense	(22.3)	(17.3)
Net income	$59.7	$58.0

DELUXE CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF INCOME
(Dollars and shares in millions, except per share amounts)
(Unaudited)

	Year Ended December 31,
	2015		2014
Product revenue	$1,452.0		$1,410.9
Service revenue	320.8		263.2
Total revenue	1,772.8		1,674.1
Cost of products	(526.3)	(29.7%)	(501.9)	(30.0%)
Cost of services	(112.9)	(6.4%)	(104.4)	(6.2%)
Total cost of revenue	(639.2)	(36.1%)	(606.3)	(36.2%)
Gross profit	1,133.6	63.9%	1,067.8	63.8%
Selling, general and administrative expense	(774.9)	(43.7%)	(719.2)	(43.0%)
Net restructuring charges	(4.4)	(0.2%)	(8.8)	(0.5%)
Asset impairment charge	—	—	(6.5)	(0.4%)
Net loss on sale-leaseback of facility	—	—	(0.7)	—
Operating income	354.3	20.0%	332.6	19.9%
Loss on debt extinguishment	(8.9)	(0.5%)	—	—
Interest expense	(20.3)	(1.1%)	(36.5)	(2.2%)
Other income	2.8	0.2%	1.1	0.1%
Income before income taxes	327.9	18.5%	297.2	17.8%
Income tax provision	(109.3)	(6.2%)	(97.4)	(5.8%)
Net income	$218.6	12.3%	$199.8	11.9%

Weighted average dilutive shares outstanding	49.8		50.3
Diluted earnings per share	$4.36		$3.96

Capital expenditures	$43.3		$41.1
Depreciation and amortization expense	76.7		65.8
Number of employees-end of period	5,874		5,830

Non-GAAP financial measure - EBITDA(1)	$424.9		$399.5
Non-GAAP financial measure - Adjusted EBITDA(1)	442.2		418.0

(1) See the discussion of EBITDA and Adjusted EBITDA on the previous page. EBITDA and Adjusted EBITDA are derived from net income as follows:

	Year Ended December 31,
	2015	2014
Adjusted EBITDA	$442.2	$418.0
Restructuring-related costs	(6.2)	(9.7)
Transaction-related costs	(2.2)	(1.3)
Asset impairment charges/loss on sale-leaseback	—	(7.5)
Loss on debt extinguishment	(8.9)	—
EBITDA	424.9	399.5
Income tax provision	(109.3)	(97.4)
Interest expense	(20.3)	(36.5)
Depreciation and amortization expense	(76.7)	(65.8)
Net income	$218.6	$199.8

DELUXE CORPORATION
CONSOLIDATED CONDENSED BALANCE SHEETS
(In millions)
(Unaudited)

	December 31, 2015	December 31, 2014
Cash and cash equivalents	$62.4	$61.5
Other current assets	263.6	257.4
Property, plant & equipment-net	85.7	87.6
Intangibles-net	285.3	207.2
Goodwill	976.4	868.4
Other non-current assets	171.0	206.3
Total assets	$1,844.4	$1,688.4

Short-term debt and current portion of long-term debt	$435.0	$160.9
Other current liabilities	316.0	306.4
Long-term debt	196.2	393.4
Deferred income taxes	81.1	95.8
Other non-current liabilities	71.0	84.4
Shareholders' equity	745.1	647.5
Total liabilities and shareholders' equity	$1,844.4	$1,688.4

Shares outstanding	49.0	49.7

DELUXE CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
(In millions)
(Unaudited)

	Year Ended December 31,
	2015	2014
Cash provided (used) by:
Operating activities:
Net income	$218.6	$199.8
Depreciation and amortization of intangibles	76.7	65.8
Loss on debt extinguishment	8.9	—
Asset impairment charge	—	6.5
Contract acquisition payments	(12.8)	(16.6)
Other	16.5	24.9
Total operating activities	307.9	280.4
Investing activities:
Purchases of capital assets	(43.3)	(41.1)
Payments for acquisitions	(213.0)	(105.0)
Proceeds from sale of facility	—	8.5
Proceeds from company-owned life insurance policies	4.0	0.9
Other	1.2	0.7
Total investing activities	(251.1)	(136.0)
Financing activities:
Net change in debt, including debt redemption costs	65.9	(94.5)
Dividends	(59.8)	(57.6)
Share repurchases	(59.9)	(60.1)
Shares issued under employee plans	5.9	9.1
Other	1.2	3.7
Total financing activities	(46.7)	(199.4)
Effect of exchange rate change on cash	(9.2)	(4.6)
Net change in cash and cash equivalents	0.9	(59.6)
Cash and cash equivalents: Beginning of period	61.5	121.1
Cash and cash equivalents: End of period	$62.4	$61.5

DELUXE CORPORATION
SEGMENT INFORMATION
(In millions)
(Unaudited)

	Quarter Ended December 31,
	2015	2014(1)
Revenue:
Small Business Services	$303.7	$294.0
Financial Services	120.3	112.1
Direct Checks	39.5	42.4
Total	$463.5	$448.5

Operating income:(2)
Small Business Services	$54.4	$52.1
Financial Services	22.3	24.6
Direct Checks	14.1	13.4
Total	$90.8	$90.1

Operating margin:(2)
Small Business Services	17.9%	17.7%
Financial Services	18.5%	21.9%
Direct Checks	35.7%	31.6%
Total	19.6%	20.1%

	Year Ended December 31,
	2015	2014(1)
Revenue:
Small Business Services	$1,151.9	$1,106.5
Financial Services	455.4	391.2
Direct Checks	165.5	176.4
Total	$1,772.8	$1,674.1

Operating income:(2)
Small Business Services	$203.9	$187.2
Financial Services	91.5	87.9
Direct Checks	58.9	57.5
Total	$354.3	$332.6

Operating margin:(2)
Small Business Services	17.7%	16.9%
Financial Services	20.1%	22.5%
Direct Checks	35.6%	32.6%
Total	20.0%	19.9%

The segment information reported here was calculated utilizing the methodology outlined in the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2014.

(1) As discussed in the 2014 Form 10-K, during the first quarter of 2015 the operations of two company-owned small business distributors were moved from Small Business Services to Financial Services. The operating results for 2014 have been restated to reflect this change.

(2) Operating income includes the following restructuring and transaction-related costs and asset impairment charge/loss on sale-leaseback:

	Quarter Ended December 31,		Year Ended December 31,
	2015	2014	2015	2014
Small Business Services	$2.6	$0.8	$5.3	$13.0
Financial Services	1.7	0.8	3.0	4.1
Direct Checks	—	0.8	0.1	1.1
Total	$4.3	$2.4	$8.4	$18.2

The table below is provided to assist in understanding the comparability of the Company’s results of operations for the quarters and years ended December 31, 2015 and 2014. The Company’s management believes that operating income by segment, excluding restructuring and transaction-related costs and asset impairment charge/loss on sale-leaseback, is a useful financial measure because these items impacted the comparability of reported operating income during 2015 and 2014. The presentation below is not intended as an alternative to results reported in accordance with generally accepted accounting principles (GAAP) in the United States of America. Instead, the Company believes that this information is a useful financial measure to be considered in addition to GAAP performance measures.

DELUXE CORPORATION
SEGMENT OPERATING INCOME
EXCLUDING RESTRUCTURING AND TRANSACTION-RELATED COSTS AND ASSET IMPAIRMENT CHARGE/LOSS ON SALE-LEASEBACK
(In millions)
(Unaudited)

	Quarter Ended December 31,
	2015	2014(1)
Adjusted operating income:(2)
Small Business Services	$57.0	$52.9
Financial Services	24.0	25.4
Direct Checks	14.1	14.2
Total	$95.1	$92.5

Adjusted operating margin:(2)
Small Business Services	18.8%	18.0%
Financial Services	20.0%	22.7%
Direct Checks	35.7%	33.5%
Total	20.5%	20.6%

	Year Ended December 31,
	2015	2014(1)
Adjusted operating income:(2)
Small Business Services	$209.2	$200.2
Financial Services	94.5	92.0
Direct Checks	59.0	58.6
Total	$362.7	$350.8

Adjusted operating margin:(2)
Small Business Services	18.2%	18.1%
Financial Services	20.8%	23.5%
Direct Checks	35.6%	33.2%
Total	20.5%	21.0%

(1) The operations of two company-owned small business distributors were moved from Small Business Services to Financial Services. The operating results for 2014 have been restated to reflect this change.

(2) Operating income excluding restructuring and transaction-related costs and asset impairment charge/loss on sale-leaseback reconciles to reported operating income as follows:

	Quarter Ended December 31,		Year Ended December 31,
	2015	2014	2015	2014
Adjusted operating income	$95.1	$92.5	$362.7	$350.8
Restructuring and transaction-related costs and asset impairment charge/loss on sale-leaseback:
Small Business Services	(2.6)	(0.8)	(5.3)	(13.0)
Financial Services	(1.7)	(0.8)	(3.0)	(4.1)
Direct Checks	—	(0.8)	(0.1)	(1.1)
Total	(4.3)	(2.4)	(8.4)	(18.2)
Reported operating income	$90.8	$90.1	$354.3	$332.6

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